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                                                                    EXHIBIT 23.5



                        CONSENT OF INDEPENDENT AUDITORS



     We consent to the incorporation by reference herein of our report dated May 1, 1996 with respect to the statement of acquired assets and assumed liabilities of The Homecare Business of William E. Adams II, Inc. as of September 30, 1995, and the related statements of revenues and expenses before income taxes and cash flows for the year then ended, which report appears in the Form 8-K of American HomePatient, Inc. dated May 16, 1996, and to the reference to our firm under the heading "Experts" in the prospectus.



                                          KPMG Peat Marwick LLP



Philadelphia, Pennsylvania


May 16, 1996